UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

ENHABIT, INC.
(Name of Registrant as Specified In Its Charter)

AREX CAPITAL MASTER FUND, LP

AREX CAPITAL PARTNERS, LP

AREX CAPITAL, LTD.

AREX CAPITAL GP, LLC

AREX CAPITAL MANAGEMENT, LP

AREX CAPITAL MANAGEMENT GP, LLC

ANDREW RECHTSCHAFFEN

JAMES T. CORCORAN

MEGAN AMBERS

MAXINE HOCHHAUSER

MARK W. OHLENDORF

ANNA-GENE O’NEAL

DR. GREGORY S. SHEFF

JUAN VALLARINO

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

AREX Capital Master Fund, LP, an exempted limited partnership organized under the laws of the Cayman Islands, together with the other participants named herein (collectively, “AREX”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2024 annual meeting of stockholders (the “Annual Meeting”) of Enhabit, Inc., a Delaware corporation (the “Company”).

Item 1: On June 17, 2024, AREX issued an open letter to its fellow stockholders titled, “AREX Sets the Record Straight”, a copy of which is attached hereto as Exhibit 1 and incorporated herein by reference.

Item 2: On June 17, 2024, AREX Capital Master issued the following press release:

AREX CAPITAL SETS THE RECORD STRAIGHT REGARDING ENHABIT’S MISLEADING ASSERTIONS

Reiterates Need for Boardroom Change This Year Following Enhabit’s Staggering Operating and Financial Underperformance

Believes Enhabit’s Stockholders Deserve Leadership That Can Navigate Challenging External Environment

Disappointed by Board’s Continued Refusal to Engage

Urges Stockholders to Vote FOR the AREX Nominees—Who are Best Positioned to Rehabilitate Enhabit—on the WHITE Proxy Card

New York (June 17, 2024) — AREX Capital Management, LP (together with its affiliates, “AREX” or “we”), the beneficial owner of approximately 4.9% of the outstanding common shares of Enhabit, Inc. (NYSE: EHAB) (“Enhabit”), today issued an open letter to its fellow stockholders regarding the misleading statements in Enhabit’s recent communications.

The full text of the letter can be found here: AREX Sets the Record Straight.1

We believe voting for all seven of AREX’s nominees on the WHITE proxy card at the upcoming 2024 Annual Meeting of Stockholders is the best way to ensure that Enhabit can remain a leader in the home health and hospice industries with a Board that is capable of effective management oversight and is accountable to stockholders.

Stockholders are encouraged to visit www.rehabEHAB.com for additional information.

About AREX

AREX Capital Management, LP is a value-oriented investment firm based in New York City. AREX takes a long-term, opportunistic approach to investing and focuses primarily on publicly traded companies with significant, unrealized potential.

1 https://www.rehabehab.com/_files/ugd/4b2160_4ab041adcfc9414fb3250bc93918baea.pdf

Investor Contact

Saratoga Proxy Consulting
John Ferguson
(212) 257-1311
rehabEHAB@saratogaproxy.com

Media Contact

Longacre Square Partners
Greg Marose / Charlotte Kiaie
(646) 386-0091
rehabEHAB@longacresquare.com

Item 3: AREX posted the following material to www.rehabehab.com:

AREX
CAPITAL MANAGEMENT

June 13, 2023

Via Electronic Mail

The Board of Directors
Enhabit, Inc.
6688 N. Central Expressway
Suite 1300
Dallas, TX 75206

Attention: Barbara A. Jacobsmeyer, Chief Executive Officer

Dear Barbara and Members of the Board:

AREX Capital Management, LP and its affiliates (together, "AREX" or "we"), are collectively the beneficial owners of approximately 2.25 million shares of Enhabit, Inc. ("Enhabit" or the "Company"), representing approximately 4.5% of the Company's common shares outstanding.

We have appreciated the conversations with you over the past few weeks. We initially reached out to Enhabit's Board of Directors (the "Board") to express our frustration with the Company's poor operational and share price performance, and to offer suggestions that would benefit the Company and its shareholders. We are pleased that the Board has begun interviewing the two director candidates we suggested, and we are confident you will find them highly qualified and additive to the Board's skills matrix. However, the broader issue of Enhabit's future as a standalone public company must be addressed.

For context, we have been Enhabit shareholders since the Company's spin-off from Encompass Health Corporation ("Encompass"), and for more than a year prior to that we were invested in the Company indirectly through our ownership of Encompass shares. Throughout this period, we have remained enthusiastic about the Company's long-term prospects due to the aging U.S. population and the increased incidence of clinical care being provided in the home, a trend that is yielding improved outcomes, greater patient satisfaction, and lower overall costs.

Despite the Company's secular growth opportunity and attractive business model, Enhabit's shares are down ~47% since its spin-off from Encompass on July 1, 2022—and during that same period, the S&P 500 and Russell 2000 indices have appreciated by ~16% and ~11%, respectively.[1] In fact, Enhabit's shares have underperformed all of the peer group members outlined in its recent proxy statement. Although it is true that the home health and hospice industries have recently faced unique regulatory and operational challenges, Amedisys, arguably the public company most similar to Enhabit, saw its shares decline by far less than Enhabit's over this period—even prior to Amedisys' recent M&A-driven increase. In our opinion, Enhabit's poor share price performance on both an absolute and relative basis is primarily self-inflicted, as a surprisingly large number of missteps have badly eroded confidence in management and contributed to a deeply discounted

[1] As of June 12, 2023.

AREX Capital Management, LP | 10 E. 53rd Street, 11th Floor | New York, New York 10022 | 646-679-4000

valuation. In our experience, when such mistakes occur early in a newly public company's journey, it can be incredibly difficult for that company to emerge from the "penalty box" with investors—even with vastly improved execution over an exceedingly long period.

At the same time, the secular trend towards value-based care has substantially increased the strategic value of home health businesses, as evidenced by Humana's acquisition of Kindred at Home, UnitedHealth's acquisition of LHC Group, and most recently by Option Care Health's announced acquisition of Amedisys, which was followed by an even higher bid from UnitedHealth. In fact, once the Amedisys deal closes (with whichever suitor is victorious), Enhabit will be the last remaining publicly traded company focused primarily on home health, and our diligence suggests that there are many market participants who would logically have interest in acquiring Enhabit.

The recent M&A activity among Enhabit's peers illustrates the enormous potential returns to shareholders if Enhabit were to pursue a sale. Just over a year ago, in March 2022, UnitedHealth paid ~21x NTM EBITDA for LHC Group. And over the past two months, both Option Care Health (in stock) and UnitedHealth (in cash) have offered to buy Amedisys for ~15x NTM EBITDA.[2] Applying those multiples to consensus NTM EBITDA forecasts for Enhabit yields a potential sale price range of $30-40 per share, more than triple Enhabit's current share price at the high end of the range. Moreover, court filings have revealed that former CEO April Anthony offered to acquire a majority of the Company at an enterprise value of $3.6 billion in early January 2021 (prior to Enhabit's spin-off), a valuation that would imply a share price for Enhabit of approximately $60. While there are various factors that could make an acquisition multiple for Enhabit higher or lower than any specific precedent, we believe that the likely involvement of numerous large, well-capitalized potential buyers would cause a sale process to be vigorous and competitive.

We are not privy to the details of the strategic review that Encompass conducted that ultimately resulted in Enhabit's July 2022 spin-off. However, it is widely believed that the Encompass board rejected bids dramatically above the Company's current valuation, and above even an optimistic view of where Enhabit's shares could trade in the foreseeable future as a standalone company.

Enhabit's Board, including the five former Encompass directors that it still counts as members, has both the opportunity and the responsibility to correct the mistake seemingly made by the Encompass board. We believe Enhabit's Board should immediately commit to shareholders that it will commence a review of strategic alternatives before the end of 2023, with an eye towards a potential transaction closing shortly after the two-year anniversary of the spin-off to avoid any tax complications. The road to fully restoring an independent Enhabit's credibility and valuation is long, arduous, and fraught with operational, public market, and other risks. Given Enhabit's objectively challenged execution and share price performance, the Board should fully explore the potential delivery of substantial and fair value to shareholders through a sale of the Company. We are highly confident that a full and fair strategic alternatives review will make it very clear to the

---

[2] UnitedHealth's purchase price of $170.00 per LHCG share implied an enterprise value of $6.0 billion, and consensus NTM EBITDA for LHC Group at the time of announcement was $281 million. Option Care Health's announced acquisition price of $97.38 per AMED share implied an enterprise value of $3.6 billion, and consensus NTM EBITDA for Amedisys at the time of announcement was $241 million. UnitedHealth's bid of $100.00 per AMED share implied a similar enterprise value.

2

AREX Capital Management, LP

Board that, as compared to the risks and potential rewards inherent in the status quo, a sale is the obvious way to maximize value for all shareholders.

We understand that in the very short term the Company must consider spin-off tax rules and its Tax Matters Agreement with Encompass, but we are certain that a review of alternatives can be commenced within the time frame we described. In the meantime, our director candidates are prepared to join the Board where they could immediately provide valuable operational and strategic insights and could later guide the Company through its strategic alternatives review.

If the Board is unwilling to make this important and appropriate commitment to shareholders, we will consider all options at our disposal to ensure that shareholder value is maximized and that the Board is held accountable.

Best regards,

Andrew Rechtschaffen
Managing Partner

James T. Corcoran
Partner

3

AREX Capital Management, LP

AREX
CAPITAL MANAGEMENT

August 14, 2023

Via Electronic Mail

The Board of Directors
Enhabit, Inc.
6688 N. Central Expressway
Suite 1300
Dallas, TX 75206

Attention: Barbara A. Jacobsmeyer, Chief Executive Officer

Dear Barbara and Members of the Board:

AREX Capital Management, LP and its affiliates (together, "AREX" or "we"), are collectively the beneficial owners of approximately 2.4 million shares of Enhabit, Inc. ("Enhabit" or the "Company"), representing approximately 4.7% of the Company's common shares outstanding.

We were pleased that the Company announced last week that it intends to launch a strategic alternatives process upon receiving a tax opinion that such action would not jeopardize the tax-free treatment of Enhabit's spin-off. Based on our extensive discussions with tax counsel and our experience investing in spin-offs, we are confident that this opinion can be obtained promptly. We eagerly await the Company's confirmation that it has received the requisite tax opinion and has formally launched a strategic alternatives process over the next few weeks. We will view any delay with severe skepticism.

We were simultaneously disappointed by Enhabit's second quarter performance and revised 2023 outlook. In addition to the issues that the Company has been encountering operationally, we were again struck by the magnitude of its unallocated home office expenses, which are now roughly equivalent to its overall EBITDA guidance. While we do not intend to discuss the Company's consistently underwhelming results or investor communications here, it seems manifestly clear that the appropriate path forward for the Company is a sale.

Shareholders must have full confidence in Enhabit's Board of Directors (the "Board") to conduct a fulsome, robust, and value-maximizing strategic alternatives process. Candidly, we do not believe that the Board, as currently constituted, enjoys such confidence. While there is no reason to relitigate the circumstances that resulted in Enhabit's spin-off, there was a perception at that time that the Encompass board was reluctant to sell Enhabit. We cannot help but observe that five of those same Encompass directors are now on Enhabit's Board. This lingering perception, along with the Company's overall poor performance since it became a standalone public company, has raised legitimate shareholder concerns about the effectiveness of the Board and whether it is truly focused on fulfilling its fiduciary obligations. Such sentiment adds unhelpful uncertainty to a strategic alternatives process.

AREX Capital Management, LP | 10 E. 53rd Street, 11th Floor | New York, New York 10022 | 646-679-4000

In the same vein, we were disappointed when the Company recently informed us that it would not be accepting either of our proposed directors, and that it did not anticipate adding any in the near future. We presented the Company with two skilled healthcare executives with direct insight into working with payers—one of whom has broad home health operations experience—and yet our highly qualified candidates each received a single perfunctory interview with a third-party recruiter. In fact, we doubt that they were ever given serious consideration. The Company is correct that there should be no ***net*** additions to its Board, as Enhabit already carries a bloated home office cost burden and has too many directors for a company of its size.[1] However, in light of shareholder apprehension concerning the Board as well as the Company's commitment to replace at least four of the legacy Encompass directors by the 2024 Annual Meeting of Stockholders, we are shocked by the Board's unwillingness to accelerate its transition by adding two directors who would contribute valuable operational perspective during the strategic alternatives process.

As the Company embarks upon this critical journey to realize Enhabit's considerable strategic value, we believe that the Company should take steps to bolster shareholder confidence in the Board. One obvious solution would be the acceleration of the legacy Encompass director retirements, which would help to alleviate any investor concerns that the disappointing reasoning or outcome associated with the Encompass process might reappear. While our director candidates could immediately add value and should be considered as replacements, it is not essential that the legacy Encompass directors be replaced, as an eight-person Board seems more appropriate for a company of Enhabit's size and might facilitate better decision-making during the strategic alternatives process.

In closing, we applaud the Board's decision to initiate a strategic alternatives process, and we are confident (and believe that other investors concur) that Enhabit's strategic value significantly exceeds its current valuation. Moreover, our diligence suggests that there are many well-capitalized strategic and financial buyers interested in acquiring the Company. It seems to us that the only way that shareholders might not realize this strategic value would be if the process were not conducted in an appropriate and sincere manner. If this happens, and if the process fails to yield the proper outcome for shareholders, we will review all options at our disposal to ensure that the Board is held accountable.

Best regards,

Andrew Rechtschaffen
Managing Partner

James T. Corcoran
Partner

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[1] **According to the EY Center for Board Matters, the average S&P SmallCap 600 company has 8.9 directors.**

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AREX Capital Management, LP

AREX
CAPITAL MANAGEMENT

October 5, 2023

<u>Via Electronic Mail</u>

The Board of Directors
Enhabit, Inc.
6688 N. Central Expressway
Suite 1300
Dallas, TX 75206

Attention: Barbara A. Jacobsmeyer, Chief Executive Officer

Dear Barbara and Members of the Board:

AREX Capital Management, LP and its affiliates (together, "AREX" or "we"), are collectively the beneficial owners of approximately 2.4 million shares of Enhabit, Inc. ("Enhabit" or the "Company"), representing approximately 4.7% of the Company's common shares outstanding.

Poor communications have again caused unnecessary and substantial harm to Enhabit's shareholders. Somehow, the Company took the simple act of proactively attempting to streamline their strategic alternatives review process and created confusion for investors—with the Company's initial 8-K on Monday failing to even mention the process! Last night's clarification was better but shouldn't have been necessary.

Monday's disclosure also needlessly implied that Enhabit's lenders had slashed their Revolving Credit Facility commitments, an error that was repeated by several sell-side analysts. This inference is simply wrong. There was, in fact, no change at all to lenders' permanent commitments or to the overall facility size, and there was virtually no change to the Company's effective revolver limit, which stood at $239 million on June 30th and now stands at $230 million. Likewise, the fact that the waiver was granted for a five-basis-point consent fee with no change to the facility's interest rate grid highlights what a non-event this was for the Company's lenders and showcases their strong support for the Company's strategic alternatives review. We are perplexed as to why all of this wasn't explained with straightforward language.

As we stated in yesterday's conversation with you and Chairman Lee Higdon, this latest debacle has once again proven the already blindingly obvious point that Enhabit must not remain a standalone public company. The value of the Company's highly strategic assets has been obscured by underwhelming execution and bloated overhead. Thankfully, Enhabit's strategic alternatives review process should ultimately result in a sale. We strongly emphasize to the Board that there should be absolutely no question that the highest bid received in a full and fair auction is Enhabit's fair value. **<u>A sale of the Company is the only acceptable outcome for this process.</u>**

AREX Capital Management, LP | 10 E. 53rd Street, 11th Floor | New York, New York 10022 | 646-679-4000

We can only hope that the Board is as exhausted by these persistent disappointments as its shareholders. But let us be perfectly clear: we will act decisively to protect our rights if the Company has not announced a sale by early next year.

Best regards,

Andrew Rechtschaffen
Managing Partner

James T. Corcoran
Partner

2

AREX Capital Management, LP

AREX
CAPITAL MANAGEMENT

AREX Nominees | Presentations & Letters | Press Releases | Proxy Statement | Contact

AREX NOMINEES

Megan Ambers

Ms. Ambers brings a deep understanding of home health and hospice labor strategies, operations, payor models, utilization, and organizational optimization from her tenure at Enhabit's closest public peer, Amedisys.

- **She provides a profound knowledge of how to accelerate home health and hospice admission growth, particularly FFS admissions in home health, through incentive plan design, regulatory compliance, onboarding, and career development.**
- **Her over 20 years of experience working in highly regulated industries with significant partnership and shared responsibility for enterprise risk management, compliance, and cyber security also demonstrates her expertise in these areas.**

Biography:

Ms. Ambers currently serves as the Chief People Officer of Ivy Rehab Network, an industry-leading outpatient and pediatric healthcare provider offering physical, occupational, speech and ABA therapy, with over 560 locations and 5,600 teammates. She previously was a critical member of the management team of Amedisys, Inc. (NASDAQ: AMED, "Amedisys"), a leading provider of healthcare in the home, where she served as Interim Chief Human Resources Officer of Amedisys, from March 2022 to October 2022, as well as its Senior Vice President of Workforce Strategy, HR Innovation & Total Rewards, from 2018 to 2022. At the time of her departure, Amedisys had ~25,000 team members across ~350 home health care centers in 34 states, ~165 hospice care centers in 31 states, along with personal care and high-acuity care locations.

Under her leadership, Amedisys was named one of the Top 100 Places to Work in Healthcare in 2021 and 2022 by Modern Healthcare. Ivy Rehab was recently recognized as the only physical therapy company named as one of Modern Healthcare's Best Places to Work in Healthcare in 2024. Ms. Ambers was also named a 2021 Future Leader by Home Health Care News.

Ms. Ambers received her B.A. in Sociology and Business Administration from the University of Akron.

Juan Vallarino

Mr. Vallarino brings more than 40 years of experience in the healthcare industry and has extensive knowledge of multifaceted home health and post-acute experience, as well as a deep understanding of managed care payor negotiations.

- **He served as CEO of myNEXUS, a convener working with payors and post-acute providers, prior to its sale to Anthem (now Elevance Health), one of the largest payors in the U.S.**
- **He was previously responsible for payor negotiations at HCA, the largest hospital system in the U.S., with over $30 billion in annual revenue.**
- **He has direct operating experience in home health from his tenure at HCA.**
- **He has significant M&A and regulatory compliance experience.**

Biography:

Mr. Vallarino currently serves as President and CEO of myLaurel (and its predecessor company), a leader in providing high-acuity, high-complexity care in patients' homes, since June 2021. Prior to that, Mr. Vallarino served as CEO of myNEXUS, a leading provider of comprehensive home-based nursing management to health insurers, from December 2019 until its successful sale in June 2021 to Anthem. During his time at myNEXUS, Mr. Vallarino also served as Vice Chairman from February 2018 to November 2019. In 1993, He joined HCA Healthcare, Inc. (NYSE: HCA, "HCA"), an operator of health care facilities, and served various roles there, including Senior Vice President of Employer and Payer Engagement from 2011 to 2016. During his time at HCA, Mr. Vallarino also held positions in Government Programs Compliance, Home Health Services, and Physician Management Services.

Mr. Vallarino currently serves as a member on various boards of directors, including North American Partners in Anesthesia, the nation's largest anesthesia staffing company, since September 2017; Newport Healthcare, a leading provider of behavioral health services to young adults, since November 2021; and Genesis Healthcare, Inc. (OTC: GENN), a leading skilled nursing facility operator, since July 2022.

Mr. Vallarino received his B.S. in Public Health Administration from Rutgers University.

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